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                                                                      Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
MountainBank Financial Corporation

We consent to incorporation by reference in the Registration Statements of MountainBank Financial Corporation ("MFC") on Form S-8 (Registration Numbers 333-76050, 333-76052, 333-85610 and 333-85614) of our report dated February 13,
2003, except for Note 22, as to which the date is March 7, 2003, relating to the consolidated balance sheets of MFC and subsidiaries as of December 31, 2002 and 2001, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in MFC's December 31, 2002, Annual Report on Form 10-K.

/s/ Larrowe & Company, PLLC


Galax, Virginia
March 31, 2003